Exhibit 4.4

Form for Employees

ANTERO RESOURCES CORPORATION

LONG-TERM INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Pursuant to the terms and conditions of the Antero Resources Corporation Long-Term Incentive Plan, as amended from time to time (the “Plan”), Antero Resources Corporation (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the right and option to purchase all or any part of the number of shares of Common Stock set forth below (“Option”) on the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Option:	☐ Incentive Stock Option

☐ Nonstatutory Stock Option

Participant:	[ ]

Date of Grant:	[ ], 20

Total Number of Shares Subject to this Option:	[ ] shares

Exercise Price:	[$ ] per share

Expiration Date:	[ ], 20

Vesting Commencement Date:	[ ], 20

Vesting Schedule:

Subject to the Agreement, the Plan and the other terms and conditions set forth herein, this Option shall vest and become exercisable with respect to 25% of the shares of Common Stock subject to this Option (rounded to the nearest whole number of shares, except in the case of the final vesting date) on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date identified above so long as you remain continuously employed by the Company from the Date of Grant through each such anniversary date.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Stock Option Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Note: To accept the grant of this Option, you must execute this Grant Notice and return an executed copy to the Corporate Secretary of the Company, 1625 17th Street, Denver, Colorado 80202 by                               , 20      . Failure to return an executed copy of this Grant Notice to the Corporate Secretary of the Company by such date will automatically render this Option null and void and of no force or effect.

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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

ANTERO RESOURCES CORPORATION

By:
Alvyn A. Schopp
Chief Administrative Officer and Regional
Vice President

PARTICIPANT

[Name of Employee]

SIGNATURE PAGE TO

STOCK OPTION GRANT NOTICE

EXHIBIT A

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Antero Resources Corporation, a Delaware corporation (the “Company”), and [                                        ] (“Employee”).  Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.                                      Grant of Option.  To carry out the purposes of the Antero Resources Corporation Long-Term Incentive Plan (the “Plan”) by affording Employee the opportunity to purchase shares of Common Stock, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of the number of shares of Common Stock set forth in the Grant Notice on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.  Unless designated as a Nonstatutory Stock Option in the Grant Notice, this Option is intended to constitute an Incentive Stock Option to the maximum extent permitted under the Code, although the Company makes no representation or guarantee that this Option will qualify as an Incentive Stock Option.  To the extent this Option or any part of it does not qualify as an Incentive Stock Option, it shall be treated as an Option that is not an Incentive Stock Option (a “Nonstatutory Stock Option”).

2.                                      Exercise Price.  The exercise price of each share of Common Stock subject to this Option shall be the exercise price set forth in the Grant Notice (the “Exercise Price”), which has been determined to be not less than the Fair Market Value of a share of Common Stock at the Date of Grant.  For all purposes of this Agreement, the Fair Market Value of Common Stock shall be determined in accordance with the provisions of the Plan.  Notwithstanding the preceding provisions of this Section 2, if this Option is intended to be an Incentive Stock Option and Employee owns (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries or any “parent corporation” of the Company (as defined in section 424(e) of the Code), the exercise price per share of Common Stock subject to this Option shall not be less than 110% of the Fair Market Value of a share of Common Stock at the Date of Grant (or the date this Option is modified, extended or renewed for purposes of section 424(h) of the Code).

3.                                      Exercise of Option.

(a)                                 Subject to the earlier expiration of this Option as provided herein, this Option may be exercised, by (i) providing written notice to the Company in the form prescribed by the Committee from time to time at any time and from time to time after the Date of Grant, which notice shall be delivered to the Company in the form, and in the manner, designated by the Committee from time to time,  and (ii) paying the Exercise Price in full in a manner permitted by Section 3(e); provided, however, that this Option shall not be exercisable for more than the percentage of the aggregate number of shares of Common Stock subject to this Option with respect to which this Option has become vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice.

(b)                                 This Option may be exercised only while Employee remains an employee of the Company or one of its Subsidiaries and will terminate and cease to be exercisable upon the termination of Employee’s employment with the Company and its Subsidiaries, except that:

(i)                                     Termination Due to Disability.  If Employee’s employment with the Company terminates by reason of Employee’s disability (within the meaning of section 22(e)(3) of the Code, “Disability”), then this Option (x) shall be immediately exercisable with respect to 100% of the shares of Common Stock subject to this Option and (y) may be exercised by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period ending on the earlier to occur of (A) the date that is one year following such termination or (B) the Expiration Date set forth in the Grant Notice (the “Expiration Date”).

(ii)                                  Termination Due to Death.  If Employee dies while in the employ of the Company, then (x) this Option shall be immediately exercisable with respect to 100% of the shares of Common Stock subject to this Option and (y) Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise this Option at any time during the period ending on the earlier to occur of (A) the date that is one year following the date of Employee’s death or (B) the Expiration Date.

(iii)                               Termination Without Cause or Due to Voluntary Resignation.  If Employee’s employment with the Company is terminated without Cause (as defined below) or as a result of Employee’s voluntary resignation (and not due to Employee’s death or Disability), then this Option may be exercised (x) by Employee at any time during the period ending on the earlier to occur of (A) the date that is three months following the date of the termination of Employee’s employment or (B) the Expiration Date or (y) if Employee dies during such three-month period, by Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee during a period ending on the earlier of (A) the date that is one year following Employee’s death or (B) the Expiration Date, but in each case only as to the number of shares as to which this Option had become vested and exercisable as of the date Employee’s employment so terminates.

(iv)                              Termination for Cause.  If Employee’s employment is terminated for Cause, then this Option shall immediately terminate and cease to be exercisable as of the date of such termination.  As used in this paragraph, the term “Cause” has the meaning assigned to such term in Employee’s employment agreement with the Company or an Affiliate; provided, however, that in the absence of such an employment agreement or if such employment agreement does not define the term “Cause,” then “Cause” means a determination by the Committee that Employee (1) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Employee’s duties with respect to the Company or any Affiliate of the Company, (2) has willfully refused without proper legal reason to perform Employee’s duties and responsibilities to the Company or any of its Affiliates, which refusal to perform such duties and responsibilities continues for more than 30 days after written notice from the Company or one of its Affiliates to perform such duties and responsibilities, (3) has breached a material provision of this Agreement or another written agreement among Employee and the Company or its Affiliates, and such breach, if curable, is not remedied within 30 days of written notice thereof from the Company, (4) has violated a material corporate policy or material code of conduct established by the Company or any of its Affiliates (as such policies may be amended from time to time), (5) has willfully engaged in conduct that is materially injurious to the Company or any of its Affiliates, (6) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its Affiliates, (7) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction), or (8) has willfully violated any material legal requirement applicable to the Company or any of its Affiliates.

(v)                                 If the exercise of this Option within the applicable time periods set forth above is prevented by the provisions of Section 6 below, this Option will remain exercisable until 30 days after the date Employee is notified by the Company that this Option is exercisable, but in any event no later than the Expiration Date.  The Company makes no representation as to the tax consequences of any such delayed exercise.  Employee should consult with Employee’s own tax advisor as to the tax consequences of any such delayed exercise.

(vi)                              If a sale of shares acquired upon the exercise of this Option would subject Employee to suit under Section 16(b) of the Exchange Act, then this Option will remain exercisable until the earliest to occur of (A) the 10th day following the date on which a sale of such shares by Employee would no longer be subject to such suit, (B) the 190th day after the termination of Employee’s employment with the Company, or (C) the Expiration Date set forth in the Grant Notice.  The Company makes no representation as to the tax consequences of any such delayed exercise.  Employee should consult with Employee’s own tax advisor as to the tax consequences of any such delayed exercise.

(c)                                  This Option shall not be exercisable in any event after the Expiration Date set forth in the Grant Notice; provided, however, that if this Option is designated as an Incentive Stock Option and, on the Date of Grant, Employee owned (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of section 424 of the Code), then, notwithstanding the Expiration Date set forth in the Grant Notice, this Option may not be exercised after the date that is five years after the Date of Grant.

(d)                                 Notwithstanding any provision of this Agreement, the Grant Notice or the Plan to the contrary, if at any time after the Date of Grant, (i) this Option has become vested and exercisable in whole or in part, (ii) such vested and exercisable portion of this Option is scheduled to expire or terminate for any reason other than due to the termination of Employee’s employment with the Company for Cause and (iii) the then-current Fair Market Value of a share of Common Stock exceeds the sum of (x) the Exercise Price of this Option and (y) the minimum amount of taxes required to be withheld (if any) if Employee were to exercise this Option at such time, then unless Employee (or, if applicable, Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) provides written notice to the Committee at least 10 business days prior to such scheduled expiration or termination date indicating that Employee or such holder desires that this Option expire or terminate without any exercise of the portion of this Option (if any) that has become vested and exercisable, such vested and exercisable portion of this Option shall be automatically exercised as of the date of such scheduled expiration or termination through a “net issuance exercise” (as described in Section 3(e)(iv) below) and the minimum amount of taxes required to be withheld (if any) upon such automatic exercise shall be satisfied by withholding shares of Common Stock otherwise issuable in connection with such exercise having a Fair Market Value equal to such amount (as described in Section 7 below).

(e)                                  The Exercise Price for the shares of Common Stock as to which this Option is exercised shall be paid in full at the time of exercise (i) in cash (including check, bank draft or money order payable to the order of the Company or wire transfer of immediately available funds), (ii) if permitted by the Committee in its sole discretion, by delivering or constructively tendering to the Company shares of Common Stock having a Fair Market Value equal to the Exercise Price (provided such shares used for this purpose must have been held by Employee for such minimum period of time as may be established from time to time by the Committee to avoid adverse accounting consequences), (iii) through a “cashless exercise” in accordance with a Company established policy or program for the same, (iv) by “net issuance exercise” pursuant to which the Company reduces the number of shares of Common Stock otherwise deliverable upon exercise of this Option by a number of shares with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise or (v) any combination of the foregoing.  No fraction of a share of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock.

(f)                                   The holder of this Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock purchasable upon the exercise of any part of this Option unless and until such shares of Common Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 9(b) of the Plan.

4.                                      Special Tax Consequences.

(a)                                 Employee acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the Date of Grant) of all shares of Common Stock with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Employee in any calendar year exceeds $100,000, then this Option and such other options shall be Nonstatutory Stock Options to the extent necessary to comply with the limitations imposed by section 422(d) of the Code.  Employee further acknowledges that the rule set forth in the preceding sentence shall be applied by taking this Option and other “incentive stock options” into account in the order in which they were granted, as determined under section 422(d) of the Code and the Treasury regulations thereunder.  Employee further acknowledges and agrees that an Incentive Stock Option exercised more than three months after the termination of Employee’s employment with the Company, other than by reason of death or disability, will be taxed as a Nonstatutory Stock Option.

(b)                                 Employee understands that in order to obtain the favorable tax treatment of an Incentive Stock Option, no sale or other disposition may be made of shares of Common Stock for which Incentive Stock Option treatment is desired within one year following the date of exercise of this Option or within two years following the Date of Grant.  Employee understands and agrees that the Company shall not be liable or responsible for any additional tax liability Employee incurs in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an Incentive Stock Option within the meaning of the Code.  At any time during the one-year or two-year periods set forth above, the Company may place a legend on any certificate representing shares of Common Stock acquired pursuant to this Option requesting the transfer agent to notify the Company of any such transfers.  Employee’s obligation to notify the Company of any such transfer will continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.

(c)                                  If this Option is designated as an Incentive Stock Option, Employee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within one year after the transfer of such shares of Common Stock to Employee or (b) within two years from the Date of Grant.  Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Employee in such disposition or other transfer.

5.                                      Transferability.  Except as otherwise set forth in Section 10(a) of the Plan, (a) this Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying this Option have been issued, and all restrictions applicable to such shares of Common Stock have lapsed; and (b) neither this Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Employee or Employee’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding clause (a).

6.                                      Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the grant of this Option and the issuance of Common Stock pursuant to the exercise of this Option will be subject to compliance with all applicable requirements of federal, state, and foreign securities laws and with the requirements of any stock exchange upon which the Common Stock may then be listed.  This Option may not be exercised if the issuance of shares of Common Stock upon exercise would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  In addition, this Option may not be exercised unless (a) at the time of the proposed exercise of this Option, a registration statement under the Securities Act is in effect with respect to the shares of Common Stock issuable upon exercise of this Option or (b) in the opinion of legal counsel to the Company, the shares of Common Stock issuable upon exercise of this Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act.  EMPLOYEE IS HEREBY CAUTIONED THAT THIS OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  ACCORDINGLY, EMPLOYEE MAY NOT BE ABLE TO EXERCISE THIS OPTION WHEN DESIRED EVEN THOUGH THIS OPTION HAS BECOME VESTED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to this Option will relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority has not been obtained.  As a condition to the exercise of this Option, the Company may require Employee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

7.                                      Withholding of Tax.  To the extent that the grant or exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option results in compensation income or wages to Employee for federal, state, local or foreign tax purposes, Employee shall deliver to the Company or to any Affiliate nominated by the Company at the time of such grant, exercise or disposition such amount of money or, if permitted by the Committee in its sole discretion, shares of Common Stock as the Company or any Affiliate nominated by the Company may require to meet its minimum obligation under applicable tax or social security laws or regulations.  No exercise of this Option shall be effective until Employee (or the person entitled to exercise this Option, as applicable) has made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company or, if applicable, any Affiliate of the Company.

8.                                      Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of any of the Company, an Affiliate, or a corporation or other entity or a parent or subsidiary of such corporation or other entity assuming or substituting a new option for this Option.  Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs Employee.  Nothing in the adoption of the Plan, nor the award of this Option thereunder pursuant to this Agreement, shall affect in any way the right of Employee or the Company or any such Affiliate or other entity to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company or any such Affiliate or other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company or any such Affiliate or other entity for any reason whatsoever or for no reason at all, with or without cause or notice.  Any question as to whether and when there has been a termination of Employee’s employment with the Company or any such Affiliate or other entity, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

9.                                      Acknowledgements Regarding Section 409A and Section 422 of the Code.  Employee understands that if the Exercise Price of the Common Stock under this Option is less than the Fair Market Value of such Common Stock on the date of grant of this Option, then Employee may incur adverse tax consequences under section 409A and section 422 of the Code.  Employee acknowledges and agrees that (a) he is not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, managers, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Common Stock on the date of grant of this Option, (b) he is not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with Employee’s execution of this Agreement and his receipt, holding and exercise of this Option, and (c) in deciding to enter into this Agreement, Employee is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted.  Employee hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with Employee’s execution of this Agreement and his receipt, holding and exercise of this Option.

10.                               Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee or if sent by certified mail, return receipt requested, to Employee at the last address Employee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to the Company at its principal executive offices.

11.                               Agreement to Furnish Information.  Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

12.                               Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Option; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and Employee in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

13.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

14.                               Successors and Assigns.  The Company may assign any of its rights under this Agreement without Employee’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee’s beneficiaries, executors, administrators and the person(s) to whom this Option may be transferred by will or the laws of descent or distribution.

15.                               Clawback.  Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, this Option and all shares of Common Stock acquired pursuant to the exercise of this Option shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

16.                               Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17.                               Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Delivery of an executed counterpart of the Grant Notice by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

18.                               Headings.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

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